Exhibit 99.1

FOR IMMEDIATE RELEASE	NR09-07
DYNEGY ANNOUNCES LEADERSHIP APPOINTMENTS IN FINANCE AND
ACCOUNTING AREAS
HOUSTON (March 4, 2009) — Dynegy Inc. (NYSE: DYN) today announced the following leadership appointments in its finance and accounting areas, effective immediately:
•	Carolyn J. Stone has been named Senior Vice President and Treasurer, reporting to Holli C. Nichols, Executive Vice President and Chief Financial Officer. In her new role, Stone has responsibility for management of the treasury, banking, insurance, credit, planning and risk control activities of the company.
Stone, 36, most recently held the position of Senior Vice President and Controller. Prior to joining Dynegy in 2001, she was an audit manager with PricewaterhouseCoopers LLP. A certified public accountant, Stone received a bachelor’s of business administration in accounting and a master’s of professional accounting from the University of Texas at Austin.
The position of Senior Vice President and Treasurer was most recently held by Charles C. Cook, who was earlier named Executive Vice President, Commercial and Market Analytics.
•	Tracy A. McLauchlin has been promoted to Senior Vice President and Controller, also reporting to Nichols. As noted previously, this position was most recently held by Carolyn Stone. In her new role, McLauchlin has responsibility for management of the company’s financial and operational accounting functions and external reporting.
McLauchlin, 39, most recently held the position of Managing Director and Assistant Controller. Prior to joining Dynegy in 2004, she served in accounting functions with Coca-Cola North America and PricewaterhouseCoopers LLP. A certified public accountant, McLauchlin received a bachelor’s of arts and a master’s of accounting from Rice University in Houston.
Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The power generation portfolio consists of more than 18,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. DYNC
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